Exhibit 10.1

EXECUTION VERSION

AON CORPORATION
EXECUTIVE COMMITTEE

COMBINED SEVERANCE AND CHANGE IN CONTROL PLAN

(Effective December 11, 2015)

Aon plc has adopted this Executive Committee Combined Severance and Change in Control Plan (this “Plan”) for the benefit of members of the Company’s Executive Committee.  Capitalized terms shall have the meanings set forth in Section 1 herein.

This Plan is intended to secure the continued services and ensure the continued dedication and objectivity of the Executives in the event of certain terminations of employment or any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company.

This Plan is intended to qualify as an unfunded plan maintained by Aon plc primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(a)(3) and 401(a)(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended.

1.                                      Definitions.  As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)                                 “Accrued Benefits” has the meaning set forth in Section 3.

(b)                                 “Aon” means Aon Corporation, a Delaware corporation.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Cause” means:

(1)         a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with the Company, or breach of the duty of loyalty to the Company;

(2)         an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes may result in material liability being imposed on the Company and/or the Executive or may result in material exposure to the Company’s business reputation;

(3)         a  material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct;

(4)         material non-compliance with any restrictive covenants applicable to the Executive, including but not limited to the restrictive covenants imposed in this Plan,

which (if curable) is not cured within twenty (20) days after the Company has provided written notice thereof to the Executive; or

(5)         any criminal act resulting in a criminal felony charge brought against the Executive or a criminal conviction of the Executive (other than a conviction of a minor traffic violation).

(e)                                  “Change in Control” means:

(1)         the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Ordinary Shares or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)         individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)         the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)         the consummation of a plan of complete liquidation or dissolution of the Company.

(f)                                   “CIC Good Reason” means, without an Executive’s express written consent, the occurrence of any of the following events during the CIC Period, to the extent not cured by the Company within thirty (30) days of Executive’s written notification to the Company that a condition constituting CIC Good Reason exists, which written notification must be provided by the Executive to the Company within thirty (30) days of the initial existence of the condition constituting CIC Good Reason:

(1)         any event constituting “Good Reason”;

(2)         the failure of the Company to continue in effect any material employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan; or

(3)         a change in the Executive’s primary employment location to a location that is more than 50 miles from the primary location of the Executive’s employment at the time of such Change in Control.

(g)                                  “CIC Qualifying Termination” means a termination of the Executive’s employment (1) by the Company without Cause during the CIC Period, or (2) by the Executive for CIC Good Reason during the CIC Period.

(h)                                 “CIC Period” means the period commencing upon a Change in Control and ending on the second anniversary of the Change in Control.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(j)                                    “Committee” means the Organization and Compensation Committee of the Board.

(k)                                 “Company” means Aon plc, a public limited company incorporated under English law.

(l)                                     “Delay Period” has the meaning set forth in Section 8(c).

(m)                             “Executive” means any person who is a member of the Company’s Executive Committee or any successor thereto (or was a member of the Company’s Executive Committee or any successor thereto immediately prior to the date on which a circumstance constituting Good Reason or CIC Good Reason initially existed), provided that (i) an Executive shall not be entitled to any benefits payable upon a Qualifying Termination under this Plan in the event that he or she is party to an individual contractual arrangement with the Company relating to the provision of severance benefits, and (ii) an Executive shall not be entitled to any benefits payable upon a CIC Qualifying Termination under this Plan in the event that he or she is party to an individual contractual arrangement with the Company relating to the provision of severance benefits upon a change in control event.

(n)                                 “Good Reason” means, without an Executive’s express written consent, the occurrence of any of the following events, to the extent not cured by the Company within thirty (30) days of Executive’s written notification to the Company that a condition constituting Good Reason exists, which written notification must be provided by the Executive to the Company within thirty (30) days of the initial existence of the condition constituting Good Reason:

(1)                                 a substantial adverse change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities (provided, however, that “Good Reason” shall not exist solely as a result of a change in reporting structure or job title, or as a result of the Executive’s ceasing to be a member of the Executive Committee); or

(2)                                 a material reduction by the Company in the Executive’s rate of annual base salary or bonus opportunity (except for any reduction that applies generally to members of the Executive Committee).

(o)                                 “Nonqualifying Termination” means the termination of an Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than Good Reason or CIC Good Reason, (3) as a result of the Executive’s death, or (4) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least one hundred and eighty (180) consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(p)                                 “Plan Administrator” means the Committee or such other person or persons appointed by the Committee as described in Section 9.

(q)                                 “Qualifying Termination” means the termination of an Executive’s employment (1) by the Company without Cause, or (2) by the Executive for Good Reason.

(r)                                    “Release” has the meaning set forth in Section 6.

(s)                                   “Section 409A” means Section 409A and all interpretative and regulatory guidance issued thereunder.

(t)                                    “Severance Benefits” has the meaning set forth in Section 4 or Section 5, as applicable.

(u)                                 “Subsidiary” means Aon or any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

(v)                                 “Termination Date” with respect to an Executive means the date on which the Executive’s employment is terminated for any reason.

2.                                      Termination of Employment.

(a)                                 The Company may terminate an Executive’s employment at any time for Cause, or as a result of the Executive’s absence from his or her duties with the Company on a full-time basis for at least one hundred and eighty (180) days as a result of the Executive’s incapacity due to physical or mental illness.

(b)                                 The Company may terminate an Executive’s employment without Cause upon no less than three hundred and sixty-five (365) days’ advance notice to the Executive, unless such termination by the Company occurs during the CIC Period, in which case, only thirty (30) days’ advance notice to the Executive shall be required.  In each case, such notice period may be waived by mutual agreement of the Company and the Executive.  The Executive shall be entitled to continue receiving his or her salary and participating in all benefit and compensation plans for which he or she is eligible during the applicable notice period.

(c)                                  An Executive may terminate his or her employment with [or without] Good Reason or CIC Good Reason upon no less than thirty (30) days’ advance notice to the Company, which notice period may be waived by the Company in its sole discretion.  The Executive shall be entitled to continue receiving his or her salary and participating in all benefit and compensation plans for which he or she is eligible during the applicable notice period.

3.                                      Payments and Benefits Upon a Nonqualifying Termination.  In the event of an Executive’s Nonqualifying Termination, the Company shall pay to the Executive (or to the Executive’s beneficiary or estate, as the case may be), all base salary and other benefits accrued or vested but unpaid through the Termination Date, payable on the Termination Date (the “Accrued Benefits”).

4.                                      Payments and Benefits Upon a Qualifying Termination. In the event that an Executive experiences a Qualifying Termination, the Company shall pay to the Executive (or the Executive’s beneficiary or estate, as the case may be) the Accrued Benefits and the Severance Benefits described below:

(a)                                 An amount equal to the Executive’s annual base salary (as in effect immediately prior to the Termination Date), payable in a cash lump sum on the forty-fifth (45th) day following the Termination Date.

5.                                      Payments and Benefits Upon a CIC Qualifying Termination. In the event that an Executive experiences a CIC Qualifying Termination, the Company shall pay to the Executive (or Executive’s beneficiary or estate, as the case may be) the Accrued Benefits and the Severance Benefits described below:

(a)                                 An amount equal to the Executive’s average annual cash incentive bonus over the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365 or 366 (as applicable), payable in a cash lump sum on the forty-fifth (45th) day following the Termination Date;

(b)                                 An amount equal to two (2) times the sum of (i) the Executive’s annual base salary (as in effect immediately prior to the Termination Date) and (ii) the Executive’s average annual cash incentive bonus over the two fiscal years immediately preceding the fiscal year in which the Termination Date occurs, payable in a cash lump sum on the forty-fifth (45th) day following the Termination Date;

(c)                                  For U.S. Executives only: immediate and full vesting in the Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan, the Aon Corporation Supplemental Savings Plan, and the Aon Corporation Supplemental Employee Stock Ownership Plan, or successor plans in effect on the Termination Date; provided that (i) the accrued benefits under the Aon Corporation Excess Benefit Plan or the Aon Corporation Supplemental Savings Plan (whichever plan applies to the Executive) shall be determined by crediting the Executive with two (2) additional years of age and service credits, and (ii) the accrued benefits under the

Aon Corporation Supplemental Savings Plan shall be determined by crediting the Executive with two (2) additional years of retirement plan contributions; and

(d)                                 For the period commencing on the Termination Date and ending on the earlier of (i) two (2) years following the Termination Date and (ii) the date on which the Executive becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this subsection, the Company shall continue the Executive’s medical, dental and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Executive’s Termination Date, and the Company and the Executive shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date; provided that the Company’s share of the cost of the continuation of coverage under any self-insured medical reimbursement plan that is subject to Section 105(h) of the Code shall be included in the Executive’s taxable income from the Company.  Such continuation of medical and dental coverage shall be in satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985.

6.                                      Release of Claims.  Any Severance Benefits payable to an Executive under the Plan shall only be paid contingent upon the Executive’s (or, in the event of the Executive’s death or incapacity, that of the Executive’s executor or other legal representative) execution and non-revocation of the Company’s standard non-competition, non-solicitation, and confidentiality agreement and release of claims (the “Release”) within forty-five (45) days following the Termination Date.  For the avoidance of doubt, the Severance Benefits shall be provided as compensation for services rendered to the Company and in consideration of the covenants set forth in the Release.  The Executive shall forfeit the Severance Benefits in the event that the Executive fails to execute and deliver the Release to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release prior to the date it becomes effective.

7.                                      Reduction of Payments.  Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any adjustment required under this Section) (in the aggregate, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter referred to as the “Excise Tax”), and if it is determined that (a) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (b) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Executive of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax, then the payments due hereunder shall be reduced so that the Total Payments are One

Dollar ($1) less than such maximum amount.  All determinations to be made pursuant to this Section 7 shall be made by the public accounting firm that serves as the Company’s auditor.

8.                                      Section 409A.

(a)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that are subject to the requirements of Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” within the meaning of Section 409A.

(b)                                 Each payment to be made to an Executive under this Plan shall be treated as a “separate payment” for purposes of Section 409A.

(c)                                  In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a “short term deferral” for purposes of Section 409A or is not otherwise exempt from the provisions of Section 409A, and the Executive is determined to be a “specified employee” under Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six (6) months and one day following the Executive’s termination of employment with the Company (the “Delay Period”). Upon the expiration of the Delay Period, the payments delayed pursuant to this subsection shall be paid to the Executive or his or her beneficiary in a lump sum, and any remaining payments due under this Plan shall be payable in accordance with their original payment schedule.

(d)                                 To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Plan is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)                                  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Plan may not be accelerated except as otherwise permitted under Section 409A.

(f)                                   The parties intend that this Plan and the benefits provided hereunder be interpreted and construed to comply with Section 409A to the extent applicable thereto, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. To the extent that any provision of this Plan would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion, make such modifications to the Plan and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. Although the Company intends to administer the Plan so that it will comply with the requirements of Section 409A, the Company does not represent or warrant that the Plan will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

9.                                      Plan Administration; Claims Procedure.

(a)                                 This Plan shall be interpreted and administered by the Committee, or if the Committee has delegated its authority to interpret and administer this Plan, by the person or persons appointed by the Committee from time to time to interpret and administer this Plan (the “Plan Administrator”), who shall have complete authority, in his or her sole discretion subject to the express provisions of this Plan, to make all determinations necessary or advisable for the administration of this Plan.  All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner in accordance with the procedure for claims and appeals described below.

(b)                                 Any Executive whose employment has terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim.  The Plan Administrator shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred and eighty (180) days after such receipt), send a written notification to the Executive as to the disposition of such claim.  Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Executive may appeal the denial of such claim.  The Executive (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial.  Such Executive (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim.  Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than one hundred and twenty (120) days after such receipt), the Plan Administrator shall notify the Executive of the final decision with respect to such claim.  Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.

(c)                                  The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate.  The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under this Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan.  All reasonable fees and expenses of such persons shall be borne by the Company.

10.                               Withholding Taxes.  The Company may withhold from all payments due under this Plan to each Executive (or the Executive’s beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

11.                               Amendment and Termination.  The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be materially adverse to the interests of any Executive or in the case of termination, shall be at least one hundred and twenty (120) days after notice thereof is given by the Company to the Executives; provided, however, that no such action shall be taken by the Board during any period when the Board has actual knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that on and after a Change in Control, in no event shall this Plan be amended in a manner materially adverse to the interests of any Executive or terminated.

12.                               Offset; Mitigation.

(a)                                 For non-U.S. Executives who are not subject to U.S. federal income tax:  If the Company is obligated by law to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(b)                                 In no event shall an Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable and the benefits provided to such Executive under any of the provisions of this Plan, and such amounts and benefits shall not be reduced whether or not such Executive obtains other employment, except as otherwise provided in Section 5(d) hereof.

13.                               Unfunded Plan.  This Plan shall not be funded.  No Executive entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company or any of its Subsidiaries, but an Executive shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Plan.

14.                               Payments to Minors, Incompetents and Beneficiaries.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, its Subsidiaries, the Plan Administrator and all other parties with respect thereto.  If an Executive shall die while any amounts would be payable to the Executive under this Plan had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the estate of the Executive.

15.                               Non-Assignability.  None of the payments, benefits or rights of any Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Executive.  Except as otherwise provided herein or by law, no right or interest of any Executive under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Plan shall be subject to any obligation or liability of such Executive.

16.                               No Rights to Continued Employment.  Neither the adoption of this Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Executive the right to be retained in the service of the Company or any of its Subsidiaries, and all Executives shall remain subject to discharge to the same extent as if this Plan had not been adopted.

17.                               Successors; Binding Agreement.  This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Executive, present and future, and any successor to the Company or one of its Subsidiaries.  This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

18.                               Headings.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

19.                               Notices.  Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to (a) with respect to the Executive, his or her last known address on file in the Company’s records, or (b) with respect to the Company, to Aon Corporation, 200 East Randolph Drive, Chicago, Illinois 60601, 3rd Floor, attention General Counsel, with a copy to the Secretary..

20.                               Effective Date.  This Plan shall be effective as of the date hereof and shall remain in effect unless and until terminated by the Company in accordance with this Plan.

21.                               Employment with, and Action by, Subsidiaries.  For purposes of this Plan, employment with the Company or actions taken by the Company with respect to the Executive’s employment shall include employment with or actions taken by any Subsidiary.

22.                               Governing Law; Validity.  This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws) to the extent not preempted by federal law, which shall otherwise control.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the 11th day of December, 2015.

AON PLC

By:	/s/ Tony Goland